                                                                  EXHIBIT (a)(7)



 This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated October 23, 1996 (the "Offer to Purchase") and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on  behalf
      of) holders of Shares in any jurisdiction in which  the making of the Offer or the acceptance thereof would  not be in compliance with the laws of such jurisdiction.  In any jurisdiction
            where the securities, blue sky or other laws require
                the Offer to be made by a licensed broker or
                dealer, the Offer shall be deemed to be made
                 on behalf of CCI Acquisition Corp. by Chase
                      Securities, Inc., or one or more
                        registered brokers or dealers
                         licensed under the laws of
                             such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF
                           TRIAD SYSTEMS CORPORATION
                                       AT
                              $9.25 NET PER SHARE
                                       BY
                             CCI ACQUISITION CORP.
                                AN AFFILIATE OF
                          COOPERATIVE COMPUTING, INC.

         CCI Acquisition Corp., a Delaware corporation ("Purchaser") and an affiliate of Cooperative Computing, Inc., a Texas corporation ("Parent"), is offering to purchase all of the outstanding shares of the common stock, $0.001 par value (the "Common Stock"), of Triad Systems Corporation, a Delaware corporation (the "Company"), and the associated common stock purchase rights (the "Rights"; and together with the Common Stock, the "Shares") at a purchase price of $9.25 per share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

***************************************************************************
*                                                                         *
*  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW     *
*       YORK CITY TIME, ON WEDNESDAY, NOVEMBER 20, 1996, UNLESS           *
*                         THE OFFER IS EXTENDED.                          *
*                                                                         *
***************************************************************************



         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 17, 1996, among Parent, Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger. Pursuant to the terms of a Securities Purchase Agreement, dated as of October 16, 1996, the stockholders of Purchaser have agreed to contribute all of the issued and outstanding common stock of Purchaser to Parent prior to the consummation of the Offer (as a result of which, Purchaser will become a wholly owned subsidiary of Parent). Accordingly, the Company shall survive the Merger as a direct wholly owned subsidiary of Parent (the "Surviving Corporation").
In the Merger, each issued and outstanding Share (other than Shares owned by stockholders of the Company who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing
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appraisal for such shares under Delaware law and Shares directly or indirectly owned by the Company or any subsidiary of the Company, Parent, Purchaser or any other subsidiary of Parent) will be converted at the effective time of the Merger (the "Effective Time") into the right to receive the Offer Price in cash, without interest and less any required withholding taxes (the "Merger Consideration").

         THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY
(A) DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (THE "STOCKHOLDERS"), (B) APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE OF THE MERGER AGREEMENT AND THE RELATED STOCKHOLDERS AGREEMENT REFERENCED BELOW AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER BY THE STOCKHOLDERS.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH WOULD REPRESENT, ON A FULLY DILUTED BASIS, AT LEAST 51% OF THE OUTSTANDING SHARES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS AS SET FORTH IN THE MERGER AGREEMENT.

         Pursuant to the Merger Agreements, the Company expects to distribute to its stockholders ownership interests in an entity that will own, directly or indirectly, certain real property and related assets of the Company. The Merger Agreement provides that such distribution will be made in the form of a dividend payable to the record holders of the Shares immediately prior to the acceptance of Shares in the Offer. The payment of such dividend is contingent upon the consummation of the Offer and is subject to a number of conditions, including compliance with all applicable laws, including state and federal securities laws.

         Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into a Stockholders Agreement, dated October 17, 1996 (the "Stockholders Agreement"), with certain Stockholders of the Company (the "Selling Stockholders") owning, in the aggregate, 3,537,094 (or approximately 18.0%) of the outstanding Shares calculated on a fully-diluted basis (as defined in the Merger Agreement). Pursuant to the Stockholders Agreement, the Selling Stockholders, which include all of the members of the Board of Directors of the Company, have agreed to validly tender pursuant to the Offer and not withdraw all Shares which are owned of record or beneficially by them prior to the Expiration Date.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C., as the Depositary (in such capacity, the "Depositary"), of the Purchaser's acceptance of such Shares for payment. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering Stockholders whose shares have theretofore been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely confirmation of a book-entry transfer of Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedure set forth in Section 3 of the Offer to Purchase) and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees, and all other documents required by the Letter of Transmittal. Under no circumstances will interest on the Offer Price be paid by Purchaser, regardless of any delay in making such payment.

         The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, November 20, 1996, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer. Purchaser also expressly reserves the right, subject to applicable laws (including applicable regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended), and to the terms of the Merger Agreement, at any time or from time to time, (i) to delay acceptance for payment of or payment for any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such delay in payment or termination to the Depositary, and (ii) to amend the Offer in any respect, by giving oral or written notice to the Depositary. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by law.

         Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided below. Shares tendered pursuant to the Offer may be withdrawn any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser, may also be withdrawn at any time after December 21, 1996. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering Stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to form and validity (including time of receipt) of a notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

         The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares by the Purchaser.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of shares pursuant to the Offer.


                    The Information Agent for the Offer is:





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
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                        450 West 33rd Street, 15th Floor
                           New York, New York  10001
                           Toll Free:  (800) 241-6594
              Banks and Brokerage Firms please call (212) 946-7234





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                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                           By Facsimile Transmission:
                                 (201) 329-8936
                        (For Eligible Institutions Only)
                             Confirm by Telephone:
                                 (201) 296-4983

         By Mail:                                 By Hand/Overnight Delivery:

       P.O. Box 798                                       120 Broadway
     Midtown Station                                       13th Floor
 New York, New York 10018                          New York, New York  10271
Attention: Reorganization                          Attention: Reorganization
           Department                                         Department


                      The Dealer Manager for the Offer is:

                             CHASE SECURITIES INC.

                                270 Park Avenue
                              New York, NY  10017
                                 (212) 270-3939


October 23, 1996